                                                                     EXHIBIT 1.1


   KONGZHONG CORPORATION ELECTS MR. HUI (TOM) ZHANG TO THE BOARD OF DIRECTORS

Beijing, China, December 30, 2005 -- KongZhong Corporation (NASDAQ: KONG), a leading provider of advanced second-generation (2.5G) wireless value-added services in China, announces that the Board of Directors of KongZhong Corporation has elected Dr. Hui (Tom) Zhang to the Board of Directors, effective January 1, 2006. Dr. Zhang will be an independent director and serve on the Board's Audit, Compensation, and Nomination Committees. He replaces Yongqiang Qian, who has resigned for personal reasons, effective January 1, 2006. Dr. Zhang will serve the remainder of Mr. Qian's term, which ends in 2007.

Dr. Hui (Tom) Zhang is a co-founder, director, and Vice President of Vimicro International Corporation (NASDAQ: VIMC), a leading fabless semiconductor company in China founded in 1999. Dr. Zhang also serves as a director of the Microsoft-Vimicro Multimedia Technology Center and the Tsinghua-Vimicro Semiconductor Research Center, and Secretary General of Mobile Multimedia Technology Alliance (MMTA). Dr. Zhang received his B.S. degree from the University of Science & Technology of China, his Ph.D. degree in Electrical Engineering from the University of California at Berkeley, and is a recipient of the 2005 University of California at Berkeley Outstanding Engineering Alumni Award.

Commenting on the appointment, KongZhong's Chairman and Chief Executive Officer, Yunfan Zhou, said, "Tom is a very welcome addition to our Board. We believe his combination of deep technical and business expertise will add great value to the Company. We look forward to working closely with him."

Commenting on Mr. Qian's resignation, Mr. Zhou, said, "On behalf of the Board, I would like to thank Yongqiang for his contributions to the Company's growth and success."

About KongZhong:
KongZhong Corporation is a leading provider of advanced second-generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services, through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator's portal or web site.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements that are not historical fact relating to our financial performance and business operations, our new products and services and our corporate governance. These statements involve risks and uncertainties and our actual results may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, any uncertainties associated with Hui (Tom) Zhang joining our board of directors; continued competitive pressures in China's wireless interactive services market; unpredictable changes in technology and consumer demand in this market; the state of our relationship with China's mobile operators; our dependence on the substance and timing or the billing systems of mobile operators for our performance; and changes in our operating environment, the character and effects of which are difficult to predict. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.


Investor Contact:
JP Gan
Chief Financial Officer
Tel.:    +86 10 8857 6000
E-mail:    ir@kongzhong.com

Tip Fleming
Christensen
Tel:     1 917 412 3333
E-mail:    tfleming@ChristensenIR.com

Media Contact:
Xiaohu Wang
Manager
Tel:     +86 10 8857 6000
E-mail:    xiaohu@kongzhong.com


5